Exhibit 99.2

November 1, 2017

ZAGG Reports 2017 Third Quarter and Nine Months Results;

Company Raises 2017 Outlook

SALT LAKE CITY, November 1, 2017 (GLOBE NEWSWIRE) – ZAGG Inc (Nasdaq: ZAGG), a leading global mobile lifestyle company, today announced financial results for the third quarter and nine months ending September 30, 2017.

Third Quarter Highlights (Comparisons versus third quarter 2016)

●	Net sales of $134.4 million, an 8% increase compared to $124.7 million
●	Gross margin of 36% compared to 35%
●	Net income of $9.8 million compared to a net loss of ($7.1) million
●	Adjusted EBITDA of $22.4 million compared to $17.8 million

Year-to-Date Highlights (Comparisons versus nine months 2016)

●	Net sales of $342.6 million, a 19% increase compared to $286.9 million
●	Gross margin of 33% compared to 34%
●	Net income of $7.0 million compared to a net loss of ($11.4) million
●	Adjusted EBITDA of $37.2 million compared to $33.5 million

Increases 2017 Full Year Outlook

●	Net sales in the range of $500.0 million to $520.0 million, an increase from the previous guidance range of $470.0 million to $500.0 million
●	Adjusted EBITDA in the range of $75.0 million to $78.0 million, an increase from the previous guidance range of $71.0 million to $75.0 million.

“Our business performed extremely well across the board during the third quarter,” commented Randy Hales, President and Chief Executive Officer. “With two of the strongest brands in the mobile lifestyle category – InvisibleShield and mophie – combined with an enhanced operating structure, we’ve created a powerful platform that is generating record revenue and Adjusted EBITDA. In addition to our strong year-to-date results, we believe the Company has a long runway for growth evidenced by our increased guidance for 2017. Our optimism extends from our core product lines to our recently introduced wireless charging pad that supports Apple’s new iPhones. I am confident that the Company is well positioned to capitalize on the many opportunities that lie ahead and will deliver increased value to our shareholders for years to come.”

Third Quarter Results

(in millions, except per share amounts)	September 30, 2017	September 30, 2016
Net Sales	$134.4	$124.7
Gross Profit (Gross Profit %)	$48.4 (36)%	$43.1 (35)%
Net Income (Loss)	$9.8	$(7.1)
Earnings (Loss) per Diluted Share	$0.34	$(0.25)
Adjusted EBITDA (Margin %)	$22.4 (17)%	$17.8 (14)%

Third Quarter Results

Net sales for the third quarter increased by 8% to $134.4 million, compared to $124.7 million in 2016. The increase in sales was due primarily to (1) increased sales of screen protection products in key wireless and retail accounts, particularly in international markets, and (2) the launch of the mophie wireless charging pad.

Gross profit was $48.4 million, or 36% of net sales, compared to $43.1 million, or 35% of net sales in 2016. The 140 basis point improvement in gross margin was driven primarily by the mix of screen protection products, our highest margin product category, which increased during the three months ended September 30, 2017, to approximately 57% of net sales compared to approximately 52% of net sales during the three months ended September 30, 2016.

Net income was $9.8 million, compared to a net loss of ($7.1) million in 2016. Earnings per share was $0.34, on 28.4 million shares, compared to a loss per share of ($0.25), on 28.1 million shares.

Adjusted EBITDA was $22.4 million compared to $17.8 million.

Year-to-Date Results

(in millions, except per share amounts)	September 30, 2017	September 30, 2016
Net Sales	$342.6	$286.9
Gross Profit (Gross Profit %)	$112.8 (33)%	$97.7 (34)%
Net Income (Loss)	$7.0	$(11.4)
Earnings (Loss) per Share	$0.25	$(0.41)
Adjusted EBITDA (Margin %)	$37.2 (11)%	$33.5 (12)%

2017 Year-to-Date Results

Net sales for 2017 increased 19% to $342.6 million, compared $286.9 million in 2016. The increase in sales was due primarily to (1) increased sales of screen protection for new device releases during the current year, (2) higher sales of power management and power case products, and (3) a full nine months of mophie sales in 2017, compared to only seven months of mophie sales in 2016 (acquisition occurred on March 2, 2016).

Gross profit increased to $112.8 million, or 33% of net sales, compared to $97.7 million, or 34% of net sales. The decrease in gross profit margin was primarily attributable to (1) a full nine months of mophie operations in 2017, compared to only seven months of mophie operations in 2016, which are at lower gross profit margins than the corporate average, and (2) lower gross profit margin on curved glass for the Samsung Galaxy S8, compared to historical gross margins on non-curved glass products. These items were partially offset by amortization expense from the acquisition-related fair value inventory write-up in 2016, which did not recur in 2017.

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Net income was $7.0 million, compared to a net loss of ($11.4) million in 2016. Earnings per share was $0.25, on 28.3 million shares, compared to a loss per share of ($0.41), on 28.0 million shares.

Adjusted EBITDA was $37.2 million compared to $33.5 million for the consolidated business in 2016.

2017 Business Outlook

The Company increased the annual guidance for 2017 as follows:

●	Net sales of $500.0 to $520.0 million
●	Gross margin in the low to mid 30 percent range
●	Adjusted EBITDA of $75.0 to $78.0 million
●	Annual effective tax rate of approximately 35%

The Company is unable to provide guidance for net income (loss), and reconciliation of Adjusted EBITDA to net income (loss), as the closest corresponding U.S. GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the variability and complexity with respect to charges excluded from this non-GAAP measure. In particular, these complexities include the measures and effects of stock based compensation expense that are directly impacted by unpredictable fluctuations in our share price, and our tax expense that is directly impacted by our taxable income. We expect the variability of these charges could have a significant, and potentially unpredictable, impact on our future U.S. GAAP results.

Conference Call

A conference call will be held today, November 1, 2017 at 5:00 p.m. EST to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

About Non-GAAP Financial Information

Readers are cautioned that Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, mophie employee retention bonus, and impairment of intangible asset) is not a financial measure under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as an indicator of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present Adjusted EBITDA because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements.

In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Apple, Samsung, and Google; (d) changes or delays in announced launch schedules for (or recalls or withdrawals of) new mobile devices by major manufacturers like Apple, Samsung, and Google; (e) the ability to successfully integrate new operations or acquisitions, specifically including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories, including certain mophie products; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

About ZAGG Inc

ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, mobile keyboards, power management solutions, social tech, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, and IFROGZ® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG products are available worldwide, and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, Walmart, Target, Walgreens and Amazon.com. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com and follow us on Facebook, Twitter and Instagram.

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CONTACT:

Investor Relations:

ICR Inc.

Brendon Frey

203-682-8216

brendon.frey@icrinc.com

Company:

ZAGG Inc

Jeff DuBois

801-506-7336

jeff.dubois@ZAGG.com

Media:

The Brand Amp

Katie Kotarak

949-438-1078

katie@thebrandamp.com

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